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                                                               EXHIBIT (j)(2)(i)


                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Trustees and Shareholders of Van Kampen High Yield Fund:

We consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus, "Other Information - Independent Auditors" in the Statement of Additional Information and to the inclusion of our report dated May 5, 1999 related to the statements of changes in net assets for the nine month period ended March 31, 1999 and the year ended June 30, 1998 and the financial highlights for each of the periods presented in the five-year period ending March 31, 1999 as an Exhibit in the Registration Statement.




/s/ KPMG LLP

Chicago, Illinois
July 26, 2000